Exhibit 107
Calculati
o
n of Filing Fee Tables
Rule
424(i)
(ProShares Trust II)

#	Data Element	Value

1.	Name of the issuer	ProShares Trust II

2.	Business address of Issuer	7272 Wisconsin Avenue, 21st Floor Bethesda, MD 20814-4802

3.	Securities Act file number(s) of the registration statement(s) associated with the offering	333-284921

4.	If applicable, the date on which the issuer ceased operations or was deemed to cease operations, pursuant to Rule 456(d)(4)

5.	Last day of the fiscal year for the issuer for which the prospectus is filed	December 31, 2024

Calculation of Registration Fee:

6.	Name of the securities for which the prospectus is filed
ProShares VIXMid-
TermFuturesETF
ProShares
UltraBloombergNaturalGas
ProShares
UltraShortBloombergNaturalGas
ProShares UltraShortSilver
ProShares UltraShortGold
ProShares UltraEuro
ProShares UltraShortEuro
ProShares UltraYen
ProShares UltraShortYen

7.	Aggregate sale price of securities sold during the fiscal year	3,985,366,458

8.	Aggregate redemption or repurchase price of securities redeemed or repurchased during the fiscal year	3,964,630,741

9.	Aggregate redemption or repurchase price of securities redeemed or repurchased during any prior fiscal year ending no earlier than August 1, 2021, that were not used previously to reduce registration fees payable to the Commission	$0

10.	Net sales amount	$20,735,717

11.	Amount of redemption credits available for use in future years to offset sales	$0

12.	Fee Rate (multiplier for determining registration fee)	0.00015310

13.	Registration fee due (exclusive of any interest due)	$3,175

14.	Fee Note ProShares Trust II (the “Trust”) is using $3,175 from the previous year’s general credit of $276,665. The Trust now has $273,490. The Trust will use the general credit to partially offset filing fees due under Rule 456(d) with regard to any of the Trust’s series as they become due.	$0

Fee Summary:

15.	Total Registration Fees (exclusive of any interest due)	$3,175

16.	Interest due pursuant to Rule 456(d)(5) if the prospectus is being filed more than 90 days after the end of the issuer’s fiscal year

17.	Total amount of registration fee due, including any interest due, if the prospectus is being filed more than 90 days after the end of the issuer’s fiscal year	$3,175

18.	Total Fee Offsets	$0

19.	Net amount of registration fee due (including any interest due if the prospectus is being f iled more than 90 days after the end of the issuer’s fiscal year) after offsets	$3,175